UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB Value Partners, LP AB Value Management LLC Andrew T. Berger Bradley L. Radoff
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”). On August 13, 2022, in connection with the entry into a cooperation agreement (the “Cooperation Agreement”) with the Company, AB Value Partners, LP withdrew its nominee for election to the Board of Directors of the Company (the “Board”) at the 2022 Annual Meeting. BLUE proxies received from stockholders will be delivered to the Company and voted as instructed; however, no dissident nominee is standing for election at the 2022 Annual Meeting following the entry into the Cooperation Agreement. Stockholders who wish to vote for all six directors up for election at the 2022 Annual Meeting should vote on the Company’s proxy card.

On August 13, 2022, Bradley L. Radoff, AB Value Partners, LP and AB Value Management LLC (collectively, the “AB Value-Radoff Group”) entered into the Cooperation Agreement with the Company. Pursuant to the Cooperation Agreement, the Company agreed, among other things, to appoint Mary Bradley (the “Designated Director”) to the Board immediately following the conclusion of the 2022 Annual Meeting to be held on August 18, 2022 with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). The Company further agreed to re-nominate the Designated Director for election at the 2023 Annual Meeting.

Pursuant to the Cooperation Agreement, the AB Value-Radoff Group has certain customary replacement rights during the Standstill Period (as defined below) in the event the Designated Director is unable to serve on the Board for any reason or if the Board determines, in the good faith exercise of the directors’ fiduciary duties, to not re-nominate such person for election at the 2023 Annual Meeting. Any replacement director (a “Replacement Director”) identified by the AB Value-Radoff Group must qualify as an independent director under the Nasdaq Global Market listing standards and must be reasonably acceptable to the Nominating Committee of the Board and the Board (such acceptance not to be unreasonably withheld). Any Replacement Director shall be deemed a “Designated Director” for the purposes of the Cooperation Agreement once appointed.

Upon execution of the Cooperation Agreement, the AB Value-Radoff Group irrevocably withdrew its nomination notice in connection with the 2022 Annual Meeting and became subject to certain standstill restrictions from the date of the Cooperation Agreement until 45 days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2024 annual meeting of stockholders (the “Standstill Period”). During the Standstill Period, members of the AB Value-Radoff Group also agreed to vote their shares of Common Stock, $0.001 par value per share (the “Shares”), of the Company, in accordance with the Board’s recommendations with respect to each matter to be voted on at any meetings of stockholders; provided, however, that in the event (x) Institutional Shareholder Services Inc. and Glass Lewis & Co, LLC recommends otherwise with respect to any proposal (other than the election of directors), (y) of stockholder proposed amendments to the Company’s Organizational Documents (as defined in the Cooperation Agreement) that limit stockholder votes, or (z) of an Extraordinary Transaction (as defined in the Cooperation Agreement), the members of the AB Value-Radoff Group are permitted to vote in their sole discretion. During the Standstill Period, Mr. Radoff agreed not to acquire beneficial ownership of more than 10.9% of the outstanding Shares. Pursuant to the Cooperation Agreement, the Company agreed to reimburse the AB Value-Radoff Group for all reasonable, documented out-of-pocket fees and expenses incurred in the preparation and execution of the Cooperation Agreement and the related matters preceding or reasonably following its execution, provided that such reimbursement shall not exceed $600,000 in the aggregate. The Cooperation Agreement will remain in effect until the date that is earliest of (i) the end of the Standstill Period and (ii) five days after a party that has Materially Breached (as defined in the Cooperation Agreement) the Cooperation Agreement receives notice from the non-breaching party providing notice of termination of the Cooperation Agreement.

On August 14, 2022, counsel to Ms. Bradley notified counsel to the AB Value-Radoff Group via email that Ms. Bradley will no longer be able to serve on the Board, and provided a letter to the same effect on August 15, 2022. Accordingly, the AB Value-Radoff Group intends to identify a Replacement Director pursuant to the terms of the Cooperation Agreement as soon as practicable. Notwithstanding the clear and unambiguous terms of the Cooperation Agreement to the contrary, the Company’s counsel has taken the position, purportedly on behalf of the Board, that the Cooperation Agreement is null and void due to Ms. Bradley’s inability to serve on the Board for personal reasons. The AB Value-Radoff Group maintains that the Cooperation Agreement is fully enforceable pursuant to its terms and intends to take all necessary steps to comply with and enforce the Cooperation Agreement.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 99.1 to Mr. Radoff’s Schedule 13D/A, filed with the Securities and Exchange Commission on August 16, 2022.